PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS FOURTH QUARTER 2008 EARNINGS
Monday, January 26, 2009     11:00 am local time

Facilitator: Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Camille, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended December 31, 2008.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions].  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance. These statements are based on management’s current expectations. The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic changes; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 4th quarter 2008 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 15 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mark Bradley, President and Chief Executive Officer, and Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening statements.

Mr. Bradley, you may begin your conference.

Mark Bradley: Thank you.  Good morning and welcome to Peoples Bancorp’s conference call.

Today, Peoples Bancorp reported full year 2008 net income totaling $7.5 million or $0.72 per diluted share, versus $18.3 million and $1.74 per diluted share in 2007.  Core revenues increased, net interest margin expanded, and expense growth was controlled, but deteriorating economic conditions played an overwhelming role in our lower earnings in the second half of the year, particularly in the fourth quarter, when a net loss of $3.1 million, or $0.30 per diluted share, was recorded.  We are disappointed by the results, which were driven lower by higher credit costs and other-than-temporary impairment charges on certain investments.

As described in our 8-K filing earlier this month, fourth quarter provision for loan losses was $13.4 million and other-than-temporary impairment charges on investments were $4.0 million.

Like most financial institutions, we were hit with further declines in commercial real estate values and mounting stress on the financial condition of some of our commercial borrowers due to general economic conditions, which led to additional downgrades of loans, an increase in nonperforming loans, and further write-downs on existing impaired loans.

In response to ever changing conditions, management, through our systematic loan loss analysis, determined that it was necessary to build allowance for loan losses to $22.9 million or 2.08% of total loans, up from $19.2 million or 1.72% at September 30, 2008.  While there were many inter-related factors that impacted our allowance for loan losses, there were two main factors that drove the increase:
•	first, there were downgrades of additional commercial loans within our current portfolio, requiring a higher specific reserve for loan losses; and
•
second, there were declines in the estimated value of the underlying collateral on certain commercial real estate loans, causing them to be under-collateralized, which resulted in higher reserve requirements.

We also experienced an elevated level of net charge-offs compared to recent periods.  Fourth quarter 2008 net charge-offs totaled $9.7 million versus $2.1 million in the third quarter of 2008.  Much of this increase was due to $8.2 million of write-downs on impaired loans from declining collateral values in the fourth quarter.  These write-downs were made in conjunction with our normal quarterly analysis of the loan portfolio and our evaluation of the adequacy of our allowance for loan losses at December 31, 2008.

Now, I would like to provide some details of commercial loan relationships that deteriorated in the fourth quarter causing the higher charge-offs and change in nonperforming loans.

The first relationship is a $4.7 million group of loans secured by various office complexes and raw land properties in central Ohio, which had been placed on nonaccrual status during the third quarter of 2008.  Based on our updated analysis, these loans were charged-down by a total of $2.8 million to reflect the new estimated liquidation value of the properties.

The second unrelated relationship is a loan secured by a health and lifestyle facility, also in central Ohio, which had been placed on nonaccrual status during the first quarter of 2008.  This loan was written down by an additional $1.3 million in the fourth quarter based on an updated appraisal.

The worsening economy certainly impacted businesses in our market areas, including some manufacturers, resulting in loans being downgraded and several relationships being placed on nonaccrual status during the fourth quarter.

In addition to loans in our primary market area, in the fourth quarter Peoples placed $5.2 million in loans on nonaccrual status, which are secured by land and a retail shopping center in the Phoenix, Arizona area.  The loans were generated through a long-time relationship with an Ohio-based client developing properties in the Phoenix area.  Our total loan exposure to Arizona real estate is about $10 million.

In regards to consumer loans, our credit quality metrics for personal and residential real estate portfolios remain fairly comparable to prior quarters.

We continue to proactively identify possible problem loans and remain diligent in our collection efforts.  Asset quality will remain one of our top priorities in 2009 as we work through extremely difficult market conditions, with one of our goals being a reduction in nonperforming loans by the end of the year.  The market for selling properties is much slower than years past, so it will take time to work our way through some of these problems, but we have the capital strength for these workouts.

I’ll now turn the call over to our CFO, Ed Sloane, for his comments on fourth quarter 2008 results:

Ed Sloane:  Thanks, Mark.

In addition to a larger than normal provision for loan losses expense, Peoples also recorded a $4.0 million other-than-temporary impairment charge related to our securities portfolio during the fourth quarter.  About $2 million of this charge was related to a single bank-issued trust preferred security (that had no previous default or deferrals), while the other $2 million was related to four collateralized debt obligation investments previously carried at $6.1 million.  The CDO’s charges were based on management’s evaluation of the credit quality of the underlying issuers.  The fair value of these securities has been affected by the continued liquidity and credit concerns within the financial markets as well as the downgrading of these securities by ratings agencies.  After the fourth quarter impairment charges, the carrying value of Peoples’ individual trust preferred and CDO portfolios were $20.8 million and $4.1 million respectively at December 31, 2008.   These securities are currently performing and will continue to be closely monitored.

As we have shared before, one of our top strategic priorities is to proactively manage our investment portfolio in order to minimize interest rate and credit risk.  During the year, Peoples systematically sold our remaining Fannie Mae and Freddie Mac preferred stocks, which resulted in one-time losses, but prevented exposure to even steeper possible losses.  Throughout the year, we also selectively repositioned the investment securities portfolio to move from lower yielding, longer-term securities to other securities with better interest rate risk characteristics.  We continued this proactive portfolio management effort during the fourth quarter, and recorded a $1.5 million pre-tax gain as a result.

Also during the fourth quarter, we completed the sale of our Grayson, Kentucky retail office, and our merchant credit card processing services, which generated aggregate one-time pre-tax gains of $775,000.  These transactions were part of our ongoing strategy to concentrate our resources in the areas of our business with the most growth potential, and to improve our operating efficiency.

A positive for Peoples during 2008 was increased net interest income and net interest margin over the prior year.  Full-year 2008 net interest income was up 8% over 2007, totaling $58.5 million, while net interest margin was up 19 basis points to 3.51%.   Fourth quarter 2008 net interest income was $14.7 million and net interest margin was 3.44%.  Net interest income was flat, while net interest margin compressed 6 basis points from the linked quarter.   A major factor in our decline in margin from the linked quarter was a drop in asset yields, as our prime-based loans re-priced downward in conjunction with reductions in short term interest rates by the Fed.

On the liability side of the balance sheet, we saw limited opportunities to reduce funding costs as competition for deposits in our markets remained tight and constrained our ability to lower deposit interest rates.  Fourth quarter net interest income and margin were also reduced slightly by adjustments for loans placed on nonaccrual status, net of interest collected on nonaccrual loans.  Without these items, fourth quarter margin would have been higher by about 2 basis points.

While the substantial reduction in short term interest rates during 2008 produced year-over-year improvements in net interest income and margin, we anticipate that the current interest rate conditions will challenge net interest income and margin in 2009.  Our balance sheet has slowly shifted to an asset-sensitive interest rate risk position in preparation for a rising interest rate environment; however, we anticipate net interest margin pressure if the Federal Reserve allows rates to remain at current historic low levels for a prolonged amount of time.  We anticipate slight contraction of net interest margin in the first quarter of 2009 due to a full year’s impact of the December Fed rate cut and look for margin to be in the mid 3.30’s.  This guidance excludes the effects of any possible prepayment fees or interest adjustments for nonaccrual loans.   We will continue to closely monitor and proactively manage our balance sheet in order to minimize interest rate risk exposure and maintain or improve net interest income levels.

Another positive result for Peoples in 2008 has been growth in deposits.  Total retail deposit balances, which exclude brokered deposits, totaled $1.3 billion at December 31, 2008, up $81.3 million, or 26% annualized for the fourth quarter, and up $195.5 million, or 17% for the year.  These year-over-year increases were due mostly to growth in interest-bearing balances, primarily in retail CDs and money markets.

Included in the annual deposit growth is $108 million in growth of retail CDs from customers outside our primary market area as a lower cost alternative to brokered CDs, and $46 million in money market growth from Peoples trust customers.  The $46 million increase was due to a national investment broker’s money market fund, which Peoples’ trust department had utilized for its clients, being closed to new investors.  As a result, Peoples trust department shifted customer funds that were previously invested in the national money market fund to money market accounts held at Peoples Bank.  We view these funds as short term, inexpensive funding for the bank which could change quickly in future periods.   We also saw a $36 million increase in CDARS CD balances for the year, with $18 million of that growth related to a single customer relationship.

We successfully grew core consumer and business deposits throughout the year, as highlighted by $10.6 million or 6% growth in quarterly average non-interest bearing checking balances over the prior year quarter.  Fourth quarter 2008 average savings balances increased $7.3 million or 7% over the prior year quarter, while personal money market accounts grew $10.9 million or 11% over the same time period.  This strong core deposit growth reflects our ability to attract and retain full customer relationships centered on deposits.  Due to the increases in retail deposit balances throughout 2008, Peoples was able to reduce its level of higher-costing wholesale funding compared to year-end 2007.

In 2008, non-interest revenues were up 2% over 2007.  Fourth quarter non-interest income was $7.8 million, up 3% over the prior year quarter.  Deposit service charges and insurance revenues were both up 8%, while trust and investment income decreased 9%, due mostly to declining market values of managed assets.

Compared to the linked quarter, non-interest income was down 4%, largely reflecting the normal fluctuation in insurance revenues based on the timing of policy renewals.   In 2008, Peoples non-interest income comprised 35% of its total revenues, and we remain focused on growing our sources of income that are not dependent on interest rates.

Non-interest expense was $13.5 million for the fourth quarter of 2008, up 2% compared with the linked quarter and 9% over last year’s fourth quarter.  The increase in year over year quarter expenses was influenced by higher FDIC insurance expense, coupled with the impact of utilizing the $1 million one-time credit received in 2007.  Fourth quarter 2008 franchise tax expense was also up over the prior year quarter, due to a $782 thousand reduction in fourth quarter 2007 expense from the resolution of matters related to Peoples’ Ohio corporation franchise tax liabilities.

Fourth quarter salary and benefit costs were unchanged from the linked quarter, but increased slightly over last year, due to the combination of normal base salary adjustments and higher employee medical benefit costs, we are satisfied that our expense control initiatives are working.  For the full year of 2008, total non-interest expense was $53.5 million, versus $51.5 million in 2007.  Much of the year-over-year increase was due to higher deposit insurance premiums, additional franchise tax expense, base salary adjustments, and higher employee medical benefit costs.  As revenue growth outpaced expense growth, Peoples efficiency ratio improved from 57.07% in 2007 to 56.30% in 2008.  This ratio continues to compare favorably with our peers, and we will remain focused on revenue diversification and expense control in 2009.

And now I will turn the call back over to Mark for his final comments.

Mark Bradley:  Thanks Ed.

As the economy worsened, we continued to focus on serving our clients, as well as concentrating on maintaining and protecting our capital.  We have done that successfully in 2008, despite a decline in asset quality.  At December 31, 2008, Peoples Tier 1 and Total Risk Based Capital ratios were 11.87% and 13.18% respectively … basically unchanged from year-end 2007.  These ratios remain well above the levels needed to be considered well-capitalized by banking regulations, and provide some shelter to “weather the storm” from current economic conditions.

In addition, on January 22, 2009, Peoples’ shareholders authorized the issuance of preferred shares, which enables Peoples to obtain final approval for a $39 million capital investment through the US Treasury’s TARP Capital Purchase Program.  We expect to issue the entire $39 million of cumulative perpetual preferred shares in the next week or so.

The new capital is expected to increase our Total Risk-Based Capital Ratio upward of 16%.  This additional capital will provide us with the strength to continue lending to qualified customers, and the ability to take advantage of the right expansion opportunities, if presented.  We look forward to putting the TARP funds to work through good loans in our communities and serving even more clients.

The fourth quarter was an extremely difficult quarter for Peoples Bancorp, as we battled commercial real estate loan quality challenges and recognized impairment charges in our investment securities portfolio.  But we continue to see many positives in our business fundamentals, including net interest margin expansion over the prior year, continued revenue diversification, and cost control.  We were also able to grow deposit balances significantly, reducing our reliance on wholesale funding sources and improve overall liquidity.  We continue to believe that we are well-positioned to handle the challenging economic environment.

In 2009, we will continue to focus on the basic fundamentals of our business and our unique advantages in this time of unrest: making good loans, serving our customers’ needs, and working together across business lines to leverage our universal financial services offering.   We believe that “capital is still king” in the financial services industry, and our participation in the TARP program will bolster our already strong capital ratios.

We expect 2009 to be another challenging year in terms of asset quality as the economy looks for direction.  We have the people and processes in place to deal with challenges as they arise.  We remain optimistic about the future and believe that our focus on the long term will serve our shareholders, clients, employees and communities well in these challenging times.

This concludes our commentary, and we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Facilitator:  Thank you.  [Facilitator Instructions].  Our first question comes from Jason Werner from Howe Barnes.  Please go ahead.

Jason Werner: Good morning.

Mark Bradley: Hi Jason.

Edward Sloane: Hi Jason.

Jason Werner: My first question Mark, when you were going through the individual nonperforming stuff, you were going pretty quick and I didn’t get everything written down.  You had talked in your pre-announcement and in the quarter press release that during the quarter there were three loans, I think about $10 million that were moved to non-accrual.  Can you give us a little more color on those three loans?  What they were, and how much each one was, what they were for and where each one was located?

Mark Bradley:  Our loan is in that Arizona property that I described earlier.  Those are the retail strip centers, or center, and raw land.  Those were moved to non-accrual in the third quarter, excuse me, in the fourth quarter.  Trying to think of the other properties off the top of my head…

Ed Sloane:  Yeah there were two other properties Jason.  One was for $3.1 million and that was, that’s located in central Ohio and another one in southeast Ohio for $2 million.

Mark Bradley:  So, both the last two Ed just mentioned were manufacturing type firms, not directly related to commercial real estate.  Those were the three.  A lot of the other write-downs in the fourth quarter were loans that were already on non-accrual as updated appraisals came in.

Jason Werner:  Okay.  So, I guess looking at the whole commercial portfolio.  I was kind of curious if you are seeing any trends in industry in terms of where things are getting weak.  Obviously, retail is a weak spot.  But looking at your portfolio where you guys are seeing weakness?

Mark Bradley:  The biggest weakness, if we lined up our top ten problem credits, would be commercial real estate.  It’s not just geographically driven.  I think it’s universal throughout the entire United States.  Following up a little bit…we have a couple of manufacturers as we just mentioned that had some issues in the latter part of the year.  But most of it for us is commercial real estate.  On the personal and residential real estate side, we haven’t seen a huge deterioration in that segment of our portfolio.  But it’s really commercial real estate for us.

Jason Werner:  Within that commercial real estate, is there any particular industries that are weaker than others?

Mark Bradley: You know, it’s across the board Jason.  We have a hotel in there.  We have a retail strip center.  We have an apartment complex.  It really, there isn’t one industry that’s driving it.  So, it’s more global.  Obviously, we have the health and fitness in Central Ohio that’s been on our list for several quarters.  So really it’s across the board.  There’s not one industry.

Jason Werner: What did your delinquencies look like?  Your 30-day to 90-day delinquencies, compared to the previous quarter?

Mark Bradley:  They were about the same, 30 days ticked up a hair, but not a lot.  Really no change from year end ‘07.  And I’m excluding business loans for example, looking more to the residential and personal side.  So, we had not seen major changes there.  So they’ve been pretty comparable to previous quarters.

Jason Werner:  Okay.

Mark Bradley:  Which I think as a testament to the underwriting that we have done in those areas.

Jason Werner:  Okay.  So, I guess if that hasn’t changed much, I mean what’s your kind of thoughts?  Obviously, there is pretty dramatic slowdown in the economy.  You’ve seen rising NPAs the last several quarters.  What’s your kind of thoughts, going forward on NPA levels?  I mean, how do you think that we are near the bottom here?  What your guys thought?

Mark Bradley: Well, one of our focuses in ‘09 is to lower our NPA numbers.  Obviously that’s very dependent on economic conditions and how fast properties can be moved.  Unless the economy really takes a turn for the worse, we don’t see a significant increase coming in NPAs.  We have our eyes on a few loans.  But we plan to work with clients on the residential and on the personal loan side.  I think we’re focused mostly on reducing nonperforming loans in ‘09.  So, are we are at the bottom?  I don’t know, but our focus this year is to reduce that number.

Jason Werner: Okay.  I’ll step back and let you answer other questions at this time.

Mark Bradley: Okay.  Thanks.

Ed Sloane: Thank you.

Facilitator: [Facilitator Instructions].  We have Jason Werner of Howe Barnes to rejoin.

Jason Werner: Well if nobody else is going to ask anything, I’ll keep going.  I didn’t catch if you said it or not, but in previous years you gave some guidance on what your thought for fee income growth and expense growth and that sort of thing.  I know it’s kind of next to impossible to give a full number because of the provision.  But did you mention anything?  And if you didn’t, can you mention something on those two categories?

Ed Sloane: Well Jason, this is Ed.  Just in operating expenses, efficiency will continue to be our primary focus, cost control into 2009.  Keep in mind that we will be pressured by increase in FDIC insurance.  Medical, I think medical - employee medical expense, also should start to - should continue to build in 2009 as it did in 2008.  But again, on the expense side, cost control/efficiency is going to continue to be a primary focus for us during 2009.  In the income, the non-interest income, fees - we would expect to see that service fees or service fees on deposit accounts, are to continue about the same trend as what we saw in 2008.  Electronic banking fees was also another area of growth force in 2008.  Expect that to continue.  Trust and investment income, we would expect that to be somewhat flat maybe slightly down as that’s going to be continued, or continue under pressure, with market value of trust assets.  So, those were a couple of things to highlight for you in there.  I wouldn’t expect to see much growth out of either of those areas, non-interest income or non-interest expenses.

Jason Werner:  What about the insurance?  And what do you expect in terms of contingency income in the first quarter?

Mark Bradley:  Well it’s still a soft market out there Jason.  But we’re seeing some turns…that it’s hardening up a little bit.  We do not expect to go backwards in insurance income. The first quarter we obviously have our – as you know from following us, it’s when we recognized most of our, what’s called contingency income.  We expect to have…there is really no way to know what that number will be.  But we haven’t heard any overly negative or positive news there.  So, I expect insurance to hold the line.  Maybe see a slight increase in 2009. The real, as you know, the biggest unknown is what loan loss provision or charge-offs would be.  We don’t expect to see 2008 levels again in 2009.  We’re not going to make predictions or projections on 2009 earnings because that is such a big unknown.

Jason Werner:  Okay, and then with the fee income.  Going back to the selling of the merchant processing.  What – does that affect the e-banking line?  Where is impact on that?  I know you guys said that it wasn’t going to be material in terms of the bottom line.  But I would imagine there would be loss revenue and maybe loss expense offsetting that?  But where does that show up on your income statement?

Mark Bradley:  A little bit in the e-banking income area and it’s spread out through the expense side.  It’s not really material from a line item perspective, it was basically a break-even…process for us I’ll call it.  So, in the end we should see improved bottom line performance, I’ll call it, by not owning that process any more.

Jason Werner:  Okay.

Mark Bradley:  Really no line item I can say: “go track that line item, that’s really going to change”.  It’s really across the board through our income statement.

Jason Werner:  Okay, and then on the TARP capital.  When you do get that, what do you initially plan on putting that?  Is that going to go into short-term security initially and then just get redeployed?

Edward Sloane:  Yes, it will be just deployed right out of the securities portfolio.

Jason Werner:  What kind of a rate do you think you can get on that initially?

Edward Sloane:  4, 4.5%.

Mark Bradley:  4 to 5%.

Edward Sloane:  Somewhere in that area.

Mark Bradley: You know, our goal for that money is to make loans.  Good loans that bank examiners like to see.  Obviously, with the economy the way it is, it’s going to take a while to deploy those funds totally in loans.  But, we are continuing to make loans each and every day and we plan to continue to do that.

Jason Werner:  Do you anticipate adding any leverage to kind of offset the cost of that preferred?

Mark Bradley:  Well, as you saw from our balance sheet at the end of the year, we have leverage already.  Our goal is not to add more leverage.  Our goal is to probably keep the balance sheet at about where it is at this point.  And keep this at the high point, meaning year end would be the high point of the year for leverage.

Jason Werner:  Okay.  Going back to, you know the idea of putting that into loans.  Obviously, just going back over the last couple of years, getting positive traction on loan growth hasn’t been easy for you guys.  It seems like you kind of took a step forward and a couple back in terms of having customers payoff.  What – what’s your thought on loan growth, kind of going forward?  Do you anticipate additional payoffs in the portfolio and...?

Mark Bradley:  Well, I don’t anticipate a lot of payoffs Jason.  I do anticipate continued challenge to gain that traction as you described it, as we produce residential one-to-four family loans that are sold to Fannie Mae for example.  So balance sheet growth will be a challenge this year.  We continue to make those loans.  We’re looking for different avenues to make business loans.  Some of our reduction in ‘08 is obviously from charge-offs.  So we kind of had a flattish year from a production perspective in ’08.  The balance sheet number went down because of charge-offs.  Obviously if we don’t have the same level charge-offs in ‘09, we have a better chance to gain some traction.  So it is a – it’s a very difficult environment to predict loan growth, but it is our plan to keep - stay after it and try to get those loans in the door the best we can.

Jason Werner:  Okay.  Well, thank you guys.

Mark Bradley:  Thank you.

Facilitator:  [Facilitator Instructions].  At this time, there are no further questions.  Sir, do you have any closing remarks?

Mark Bradley:  I just want to thank everyone for participating in the call.  Thank you Jason for your good questions. Please remember that our earning release and our webcast of the call will be archived on peoplesbancorp.com under the Investor Relations section.  Thanks for your time, and have a good day.

Facilitator:  This will conclude today’s conference call.

END